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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-A




                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934








                          ORBITAL SCIENCES CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



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
                 DELAWARE                                                         06-1209561
--------------------------------------------                                 ----------------------
       (State or other jurisdiction of                                          (I.R.S. Employer
       incorporation or organization)                                          Identification No.)





          21700 Atlantic Boulevard, Dulles, VA 20166
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          (Address of principal executive offices)              (Zip Code)



        Securities to be registered pursuant to Section 12(b) of the Act:


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

          Title of each class                                    Name of each exchange on which
          to be so registered                                    each class is to be registered
          -------------------                                    ------------------------------
Warrants to Subscribe for Shares of Common Stock                                NYSE


     Securities to be registered pursuant to Section 12(g) of the Act: None


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.


         The description and terms of the Registrant's Warrants to Subscribe for Shares of Common Stock (each, a "Warrant") are set forth in a Warrant Agreement
(the "Warrant Agreement") dated as of January 16, 2001 by and between the Registrant and Fleet National Bank, a national banking association (the "Warrant
Agent"). The Warrant Agreement and the form of certificate for the Warrants
(each, a "Warrant Certificate") are attached hereto as Exhibits 1 and 2, respectively, and are incorporated herein by reference in their entireties. The following description of the Warrants does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

         Pursuant to the terms of settlement of Civil Action 99-197-A (In re
Orbital Sciences Corporation Securities Litigation) brought in United States
District Court for the Eastern District of Virginia, the Registrant will issue
4,631,121 Warrants to approved members of the class of plaintiffs in that lawsuit. Following the issuance thereof, each holder of a Warrant will have the right, which may be exercised on any business day until 5:00 p.m. on August 31, 2004, to receive from the Registrant the number of shares of Common Stock
("Warrant Shares") which the holder may at the time be entitled to receive upon payment of the exercise price then in effect for such Warrant.

                  Upon their original issuance, each Warrant will be exercisable for one Warrant Share and the initial exercise price of the Warrants will be $4.82 per Warrant Share (such price, as the same may be adjusted, is referred to as the "Exercise Price"). The Exercise Price is payable, upon the exercise of a Warrant, in cash by wire transfer of immediately available funds to the Warrant
Agent for the account of the Registrant or by certified or official bank check or checks to the order of the Registrant or by any combination thereof or by such other form or method of payment acceptable to the Warrant Agent, all in lawful money of the United States of America. The Warrants may be exercised or transferred in whole or in part; and in the event of any partial exercise or transfer, the warrantholder shall be entitled to receive a new Warrant
Certificate representing the Warrants which have not been exercised or transferred. No fractional shares will be issued upon the exercise of Warrants;
and, as provided in the Warrant Agreement, cash shall be paid in lieu thereof.

         Upon the occurrence of certain events, the number of Warrant Shares issuable upon exercise of a Warrant may be increased or reduced and the Exercise
Price may be adjusted upward or downward or securities other than Warrant Shares may be issued upon exercise of a Warrant. Subject to the exceptions specified in the Warrant Agreement, adjustments to the number of Warrant Shares

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issuable upon exercise of a Warrant and the Exercise Price may be made if the
Registrant:

         - pays a stock dividend or makes another distribution of shares of capital stock to holders of Common Stock;

         - subdivides its outstanding shares of Common Stock into a greater number of shares of Common Stock;

         - combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock;

         - reclassifies its shares of Common Stock by issuance of other securities;

         -        issues rights, options or warrants to acquire shares of Common
                  Stock at a price on the record date for such issuance lower than the 20-day trailing average price of the Common Stock as reported on The New York Stock Exchange calculated on the day preceding the date of such issuance (the "Current Market
                  Price"); or

         - distributes to all holders of shares of Common Stock evidences of indebtedness or assets (excluding cash dividends or distributions payable out of the consolidated earnings or surplus legally available for such dividends or distributions) of the Registration or any of the Registrant's majority-owned subsidiaries, or shares of capital stock of any such majority-owned subsidiary.

         In the case of any consolidation with or merger of the Registrant into another company, warrantholders shall have the right following completion of such transaction upon payment of the Exercise Price in effect prior to the transaction to purchase the kind and amount of shares which the warrantholder would have owned or have been entitled to receive after the happening of such consolidation or merger had the Warrants been exercised immediately before such action.

         Prior to the exercise of any Warrant, the warrantholder shall not be entitled to any rights of a stockholder of the Registrant, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Registrant, except in case:

         - the Registrant authorizes the issuance to all holders of Common Stock any rights, options or warrants to subscribe for or purchase Common Stock or any other subscription rights or warrants;

         - the Registrant authorizes the distribution of securities or assets, other than cash dividends, to all holders of shares of Common Stock;

         - the Registrant enters into any agreement regarding a consolidation, merger or asset sale for which consent of the holders of the Registrant's Common Stock is required;

         - the Registrant purports to reclassify or change the preferences or rights relating to the Common Stock;




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         -        a tender offer or exchange offer relating to the acquisition of shares of Common Stock is made or commenced; or

         - of the voluntary or involuntary dissolution, liquidation or winding up of the Registrant.


ITEM 2.  EXHIBITS.

         The following exhibits are filed as part of this Registration
Statement:

         1. Warrant Agreement dated as of January 16, 2001 by and between the Registrant and Fleet National Bank, as Warrant Agent

         2.       Form of Warrant Certificate of the Registrant.



                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        ORBITAL SCIENCES CORPORATION



Date:  August 28, 2001                  By:     /s/ Garrett E. Pierce
                                               --------------------------------
                                               Garrett E. Pierce
                                               Executive Vice President and
                                               Chief Financial Officer






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                                  EXHIBIT INDEX


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
Exhibit No.                Description
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
         1.       Warrant Agreement dated as of January 16, 2001 by and between the Registrant and Fleet National Bank, as Warrant Agent

         2.       Form of Warrant Certificate of the Registrant.




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